EXHIBIT 99.1

Press	Contact: Thom Mocarsky

Information	Arbitron Inc.

212-887-1314

thom.mocarsky@arbitron.com

ARBITRON INC. REPORTS SECOND QUARTER 2001
FINANCIAL RESULTS

10.1% Year-over-Year Increase in Revenues
Positive Initial Ratings Results for the Portable People Meter Trial

NEW YORK – July 19, 2001 – Arbitron Inc. (NYSE: ARB) today announced results for the second quarter ended June 30, 2001.

The Company reported revenues of $50.3 million, an increase of 10.1% over revenues of $45.7 million for the second quarter of 2000. Earnings before interest and taxes (EBIT) for the second quarter were $12.8 million, compared to $13.2 million for the second quarter of 2000, a 3.1% decrease. Net income for the quarter was $4.7 million, compared with $8.0 million reported during the same period of 2000, a decrease of 41.1%.

Net income per share was $.16 (basic and diluted), compared with $.27 pro forma net income per share in 2000. The 2000 earnings per share amount has been adjusted to reflect the one-for-five reverse split, which became effective following Arbitron’s reverse spin-off from Ceridian.

Arbitron reported EBITDA of $13.9 million for the second quarter, a 2.0% decrease compared with EBITDA of $14.2 million reported during the second quarter of 2000.

The second quarter results were impacted by the planned increase in spending on the Company’s Webcast measurement and Portable People Meter initiatives, along with $5.0 million of net interest expense related to debt initiated concurrent with the spin-off from Ceridian on March 30, 2001. Revenues were reduced by approximately $0.5 million as a result of the extended Clear Channel negotiations.

The year to date revenue was $110.5 million, an increase of 9.1% over last year. EBIT was $40.1 million compared to $37.5 million last year. Net interest expense was $5.4 million compared to no interest last year. The year to date net income for the period was $21.0 million versus $22.7 million for the same period a year ago. Pro forma net income per share (basic and diluted) was $.72 compared to $.78 in 2000. EBITDA increased by 6.8% from $39.6 million last year to $42.3 million this year.

In announcing the Company’s results, Stephen Morris, president and chief executive officer of Arbitron, said: “Our financial results for the quarter were excellent and there were important strategic advances in the opening of the Mexican market, in the RADAR® acquisition, and in the Portable People Meter results from our U.S. market trial. In addition, we appear to be in the final stages of negotiations with Clear Channel over the renewal of their ratings contract. I should note that there is nothing definitive yet on this contract. If and when there is something definitive, it will be announced separately. I also want to note

Arbitron Inc. • 142 West 57th Street • New York, New York 10019 • www.arbitron.com

Aribtron 2nd Quarter 2001 Earnings July 19, 2001	Page 2 of 5

that we are still negotiating with another radio group – Citadel Communications – and have yet to reach resolution.”

Addressing other matters, Mr. Morris said: “Last month, we announced our plan to begin measuring radio audiences in Mexico City, utilizing our existing diary processing infrastructure. We also recently announced entry into the radio network arena through the purchase of the RADAR® radio network ratings service. These initiatives demonstrate our continuing progress in solidifying and broadening the scope of Arbitron’s core measurement services,” said Mr. Morris.

Positive Results for Portable People Meter Trial

Separately today, the Company issued the first audience ratings results from its new television, cable and radio audience measurement system, the Portable People Meter (PPM). The PPM has been undergoing US market trials within the Philadelphia TV market since December of 2000.

Compared to ratings reported by current TV and radio audience measurement systems, the Portable People Meter is reporting increased total-day average quarter hour audiences for broadcast television and cable and equivalent total-day average quarter hour audiences for radio.

“The patterns of viewing and listening–while different in some respects from those indicated by the current radio and TV audience measurement systems–appear logical. They suggest that the Portable People Meter is an improved means of understanding how people use radio, broadcast television and cable,” said Mr. Morris.

Based on these first ratings results, we are moving forward with the next phase of the US market trial, and will be talking with Nielsen Media Research and with our customers about our schedule going forward,” said Mr. Morris.

About Arbitron:

Arbitron Inc. (NYSE: ARB) is an international media and marketing research firm serving radio broadcasters, cable companies, advertisers and advertising agencies in the United States and Europe. Arbitron’s core businesses are measuring radio audiences in local markets across the United States; surveying the retail, media and product patterns of local market consumers; and providing application software used for analyzing media audience and marketing information data. Arbitron Webcast Services measures the audiences of audio and video content on the Internet, commonly known as webcasts. The Company is developing the Portable People Meter, a new technology for radio, TV and cable ratings.

Arbitron’s marketing and business units are supported by a world-renowned research and technology organization located in Columbia, Maryland. Arbitron has approximately 700 full-time employees; its executive offices are located in New York City.

Through its Scarborough Research joint venture with VNU Media Measurement & Information, Arbitron also provides media and marketing research services to the broadcast television, magazine, newspaper, outdoor and online industries.

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Aribtron 2nd Quarter 2001 Earnings July 19, 2001	Page 3 of 5

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. The statements regarding Arbitron in this release that are not historical in nature, particularly those that utilize terminology such as “may,” “will,” “should,” “likely,” “expects,” “anticipates,” “estimates,” “believes” or “plans,” or comparable terminology, are forward-looking statements based on current expectations about future events, which Arbitron has derived from the information currently available to it. These forward-looking statements involve known and unknown risks and uncertainties that may cause our results to be materially different from results implied in such forward-looking statements. These risks and uncertainties include whether we will be able to:

- realize the benefits we expect to achieve from our spin-off from Ceridian Corporation;

- renew contracts with large customers as they expire;

- successfully execute our business strategies, including timely implementation of our Portable People Meter and our Webcast Ratings services, as well as expansion of international operations;

- benefit from further consolidation in the radio industry; and

- keep up with rapidly changing technological needs of our customer base, including creating new products and services that meet these needs.

Additional important factors known to Arbitron that could cause forward-looking statements to turn out to be incorrect are identified and discussed from time to time in Arbitron’s filings with the Securities and Exchange Commission, including in particular the risk factors discussed under the caption “ITEM 1. BUSINESS – Business Risks” in our Annual Report on Form 10-K, which discussion is incorporated herein by reference.

The forward-looking statements contained in this release speak only as of the date hereof, and Arbitron undertakes no obligation to correct or update any forward-looking statements, whether as a result of new information, future events or otherwise.

-Tables follow-

Aribtron 2nd Quarter 2001 Earnings July 19, 2001	Page 4 of 5

Arbitron Inc.
Consolidated Statements of Income
Three Months and Six Months Ended June 30, 2001 and 2000
(Dollars in thousands, except per share data)
(Unaudited)

	Three Months Ended			Six Months Ended
	June 30	June 30%		June 30	June 30%
	2001	2000	Variance	2001	2000	Variance
Revenue	$50,264	$45,665	10.1%	$110,454	$101,198	9.1%

Costs and expenses
Cost of revenue	22,811	20,995	8.6%	38,684	37,067	4.4%

Selling, general and administrative	11,951	11,254	6.2%	23,165	21,976	5.4%

Research and development	5,638	3,322	69.7%	10,334	6,623	56.0%

Total costs and expenses	40,400	35,571	13.6%	72,183	65,666	9.9%

Operating income	9,864	10,094	-2.3%	38,271	35,532	7.7%

Equity in net income of affiliate	2,942	3,126	-5.9%	1,819	2,002	-9.1%

Earnings before interest and income taxes	12,806	13,220	-3.1%	40,090	37,534	6.8%

Interest income	354	—	100.0%	373	—	100.0%

Interest expense	(5,352)	—	100.0%	(5,738)	—	100.0%

Earnings before income taxes	7,808	13,220	-40.9%	34,725	37,534	-7.5%

Income tax expense	3,094	5,222	-40.8%	13,716	14,826	-7.5%

Net income	$4,714	$7,998	-41.1%	$21,009	$22,708	-7.5%

Net income per weighted average common share (1)
Basic	$0.16	$0.27	-40.7%	$0.72	$0.78	-7.7%

Diluted	$0.16	$0.27	-40.7%	$0.72	$0.78	-7.7%

Weighted average shares used in calculations (in thousands)
Basic	29,155	29,010		29,155	28,984

Diluted	29,339	29,351		29,324	29,188

Other data (2)
EBITDA	$13,946	$14,233	-2.0%	$42,305	$39,613	6.8%

(1) The computations of basic and diluted net income per common share for the three month period ended June 30, 2001 are based on Arbitron’s weighted average shares of common stock and potentially dilutive securities outstanding, respectively. For the six month period ended June 30, 2001, as well as periods ended prior to June 30, 2001, the net income per weighted average common share computations are pro forma computations based entirely, or in part, upon Ceridian’s weighted average number of shares of Ceridian common stock and potentially dilutive securities outstanding. In November 2000, Ceridian’s board of directors approved a one-for-five reverse stock split, which was effective immediately after the spin-off. Pro forma net income per common share and weighted average common shares outstanding presented herein have been adjusted to reflect this reverse stock split. The diluted weighted average common shares amounts assume that all of Ceridian’s historical dilutive securities were converted into Arbitron securities.

(2) EBITDA is presented as supplemental information that management of Arbitron believes may be useful to some investors in evaluating Arbitron because it is widely used as a measure of evaluating a company’s operating performance before debt expense, as well as to evaluate its operating cash flow. Interest expense and income tax expense are added back to net income to arrive at EBIT. EBITDA is calculated by adding back to EBIT depreciation and amortization on property and equipment, amortization of goodwill and other intangible assets and asset impairment charges. EBITDA should not be considered a substitute either for net income, as an indicator of Arbitron’s operating performance, or for cash flows, as a measure of Arbitron’s liquidity. In addition, because EBITDA is not calculated identically by all companies, the presentation here may not be comparable to other similarly titled measures of other companies.

Aribtron 2nd Quarter 2001 Earnings July 19, 2001	Page 5 of 5

Arbitron Inc.
Condensed Consolidated Balance Sheets
June 30, 2001 and December 31, 2000
(Dollars in thousands)
(Unaudited)

	June 30,	December 31,
	2001	2000

Cash and equivalents	$25,273	$3,540

Trade receivables	19,738	19,017

Deferred taxes	39,758	51,077

Other assets	37,867	34,242

Total assets	$122,636	$107,876

Deferred revenue	$42,838	$47,833

Long-term debt	240,000	—

Other liabilities	17,899	26,821

Stockholders’ equity (deficit) (3)	(178,101)	33,222

Total liabilities and stockholders’ equity	$122,636	$107,876

(3) Prior to the spin-off from Ceridian Corporation, Arbitron distributed its earnings to Ceridian. Those distributions, together with a $250 million distribution made to Ceridian on the date of the spin-off, gave rise to the stockholders’ deficit. Proceeds from the issuance of long-term debt were used by Arbitron to make the $250 million distribution.

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